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                                                     Exhibit (10)-1
                                                     Commonwealth Edison Company
                                                     Form 10-Q   File No. 1-1839



                          COMMONWEALTH EDISON COMPANY
                          EXCESS BENEFIT SAVINGS PLAN







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                          COMMONWEALTH EDISON COMPANY
                          EXCESS BENEFIT SAVINGS PLAN


                                   ARTICLE I

                       Amendment and Restatement; Purpose

     Amendment and Restatement; Purpose. The Commonwealth Edison Company Excess Benefit Savings Plan, as established, effective August 1, 1994 and as amended by the First Amendment, effective January 1, 1995 and the Second Amendment, effective September 1, 1997 (the "Excess Savings Plan"), is hereby amended and restated, effective October 1, 1998, except as specifically otherwise provided herein. The rights and benefits of any Participant whose employment terminates prior to October 1, 1998 shall be determined under the terms of the Excess Savings Plan as in effect on the date of such termination of employment.

     Commonwealth Edison Company (the "Company") sponsors the Commonwealth Edison Employee Savings and Investment Plan (the "ESIP") for the benefit of its employees and those of certain affiliated entities which have adopted the ESIP (collectively, the "Employers"). The Excess Savings Plan is intended to provide benefits equal to the benefits that would be paid under the ESIP but for the application of any of Sections 401(a)(17), 402(g), 401(k), 401(m) or 415 of the Internal Revenue Code of 1986, as amended (the "Code") and any other similar provisions set forth in the Code that limit or reduce such benefits (hereinafter collectively referred to as the "Limitations").

     Unicom Corporation has sponsored the Management Deferred Compensation Plan
(MDCP) to provide for payment of deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and Department of Labor Regulation 29 CFR Section 2520.104-23. Effective January 1, 1999, the Company hereby assumes the liabilities and obligations of Unicom Corporation with respect to the MDCP.


                                   ARTICLE II

                                   Definitions

     All capitalized terms used herein shall have the respective meanings assigned to such terms under the ESIP, except as otherwise set forth in Section
1.1 or below:

     (a) "Compensation" means: (i) with respect to any Participant who is an active employee of the Company or an Employer, for purposes of an election under Section 4.1 such individual's compensation taken into account under the ESIP, and for purposes of an election under Section 4.2(a), the Participant's annual base salary in effect for the period with respect to which the election is made, and (ii) with


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     respect to any Participant making an election under Section 4.2(b), the amount of such individual's severance benefit with respect to which participation in the Excess Savings Plan is authorized.

     (b) "Eligible Employee" means, for any Plan Year:

          (i) any officer of the Company or any Employer;

          (ii) any employee of an Employer who is included on the Executive payroll (or an equivalent payroll) of such Employer;

          (iii) any employee of an Employer who is on the management payroll of the Company classified at salary level 12 or above (or at an equivalent level on the Company's payroll should such classifications be revised), or at an equivalent level on the payroll of another Employer; or

          (iv) any employee of an Employer who is entitled to benefits under a severance pay plan that provides for participation hereunder.

     (c) "Participant" means, for any Plan Year, an Eligible Employee who elects to participate in the Excess Savings Plan in accordance with the provisions of Article IV.


                                  ARTICLE III

                         Eligibility and Participation

     3.1 Eligibility. Each individual who was a Participant under the Excess Savings Plan on the day before the effective date of this amendment and restatement shall continue to be a Participant hereunder. Each other Eligible Employee may elect to participate in the Excess Savings Plan by filing a deferral election in accordance with the provisions of Article IV.

     3.2 Participation. An Eligible Employee who elects to participate in accordance with the provisions of Article IV shall become a Participant in the Excess Savings Plan on the effective date of such election.

     3.3 Termination of Participation. Each Participant shall remain a Participant until such individual is no longer entitled to benefits hereunder.

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                                   ARTICLE IV

                                   Elections

     4.1  Excess ESIP Contribution Election.

     (a) Election. Each Eligible Employee who, for any Plan Year, has in effect an election to reduce his or her Compensation and have the amount of the reduction contributed to the ESIP may also elect to participate in the Excess Savings Plan for such Plan Year by filing an election with the Committee in such form as the Committee shall specify. For periods ending on or before December 31, 1998, an election made under this Section 4.1 shall authorize the Participant's Employer to reduce the Participant's Compensation by a whole percentage not in excess of ten. Effective with respect to Plan Years beginning on or after January 1, 1999, an election made under this Section 4.1 shall authorize the Participant's Employer to reduce the Participant's Compensation by the same percentage of Compensation elected by the Participant as Before Tax Contributions under the ESIP. Each such election shall also be deemed to authorize the reduction of the Participant's Compensation by an amount equal to the amount that would have been credited to the Participant's Before Tax Contributions Account pursuant to the deemed election contained in Section
     3.2 of the ESIP but for the application of the Limitations.

     (b) Election Due Dates. An election to participate under this Section 4.1 shall be made (i) for the Plan Year in which an Eligible Employee first becomes eligible to participate, within 30 days after such individual becomes so eligible, and (ii) for any other Plan Year, at such time as the Plan Administrator shall designate; but no later than December 31 of the preceding calendar year; provided, however, that any Eligible Employee may elect, no later than September 30, 1998, to become a Participant for the fourth calendar quarter of 1998. Any election made under this Section 4.1 shall apply only with respect to Compensation payable after the effective date of the election, as indicated thereon, and after the date on which the Participant's Compensation is no longer reduced by reason of contributions to his or her Before Tax Contributions Account under the ESIP due to the application of ESIP provisions which reduce or disallow contributions thereto on account of one or more of the Limitations.

     4.2  Additional Deferral Elections.

     (a) Salary Deferral Elections. Effective with respect to Plan Years beginning on or after January 1, 1999, each Eligible Employee may elect to participate in the Excess Savings Plan for a Plan Year by filing a salary deferral election with the Committee in such form as the Committee shall specify. An election under this Section 4.2(a) shall authorize the Participant's Employer to reduce the amount of such individual's Compensation for the Plan Year with respect to which the election is made by such whole percentage as he or she shall specify not in excess of 50.

     (b) Severance Benefit Elections. Effective beginning June 1, 1998, each Eligible Employee who is entitled to benefits under a severance plan of an Employer

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     which provides for participation in the Excess Savings Plan may, for any Plan Year, elect to participate in the Excess Savings Plan by filing a deferral election with the Committee in such form as the Committee shall specify. An election made under this Section 4.2(b) shall authorize the Employer to reduce the amount of the Participant's Compensation for the Plan Year with respect to which the election is made by such percentage as he or she shall specify.

     (c) Election Due Dates. An election to participate under this Section 4.2 shall be made (i) for the calendar year in which an Eligible Employee first becomes entitled to benefits under a severance plan or otherwise eligible to participate in the Excess Savings Plan, within 30 days after such individual becomes so entitled or eligible, as applicable, and (ii) for any other Plan Year, at such time as the Plan Administrator shall designate; but no later than December 31 of the preceding calendar year. Any election made under this Section 4.2 shall apply only with respect to Compensation payable after the effective date of the election, as indicated thereon.

     4.3 Irrevocability of Elections. An election made under this Article IV with respect to any Plan Year shall become irrevocable on December 31 of the preceding Plan Year, and shall continue in effect for the entire Plan Year with respect to which it is made.


                                   ARTICLE V

                                    Accounts

     5.1 Employee Accounts. There shall be established on the books of the Company and of each Employer an Employee Account in the name and on behalf of each Participant who is an employee of the Company or such Employer, as applicable. Each Employee Account shall be credited with the amounts by which a Participant's Compensation is reduced under Section 4.1, and the amounts, if any, by which a Participant's Compensation is reduced under Section 4.2(a) or
Section 4.2(b), as applicable, as of the date such amounts would have been paid to the Participant but for the election.

     5.2 Employer Accounts. There shall be established on the books of the Company and of each Employer an Employer Account in the name and on behalf of each Participant who has made an election under Section 4.1 or Section 4.2(b) and who is an employee of the Company or such Employer, as applicable. Each Employer Account shall be credited with an amount equal to the Employer Matching Contributions that would have been allocated to the Participant's Employer Contribution Account under Section 4.3 of the ESIP in respect of amounts credited to the Participant's Employee Account under Section 5.1 had such amounts been allocated to such Participant's Before Tax Contribution Account under the ESIP, but after taking into account any such matching contributions made under Section 4.3 of the ESIP in respect of contributions by the Participant to his or her After Tax Contributions Account, as of the date on which the related amount is credited to his or her Employee Account. Notwithstanding the preceding, effective for matching contributions made (i) with respect to any Participant who is an officer or on the executive payroll of an Employer, on or after October 1, 1998, and (ii) with respect to any other Participant, on or

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after January 1, 1999, the amount credited to the Participant's Employer Account as matching contributions shall be credited as units of Unicom Corporation common stock valued as of the date on which such contributions are credited. For purposes of the preceding sentence, a Participant who is entitled to benefits under the severance plan of an Employer shall be deemed to have the payroll classification in effect on the date such individual became entitled to benefits under such severance pay plan.

     5.3 Vesting. Amounts credited to a Participant's Employee Account or Employer Account pursuant to the terms of this Excess Savings Plan shall be fully vested and not subject to forfeiture for any reason.

     5.4 Earnings Elections. Each Account shall be divided into a separate subaccount with respect to each earnings election made by a Participant pursuant to this Section 5.4.

     (a) Investment Benchmarks. The Committee shall from time to time designate two or more investment benchmarks, the rates of return or loss of which, based upon a Participant' earnings election, shall be used to determine the rate of return or loss to be credited to the subaccounts established within the Participant's Accounts pursuant to this Section 5.4. A Participant's earnings election shall specify the percentages of the Participant's Accounts allocated to the subaccounts with respect to each investment benchmark selected by the Participant, for periods ending on or before December 31, 1998, in increments of 5% (or multiples thereof), and for periods beginning on or after January 1, 1999, in whole percentages. If, for any period, no earnings election is in effect pursuant to this
     Section 5.4, the Participant's Accounts shall be credited with interest on the balance thereof as of the end of each calendar month at an annual rate equal to the imbedded rate of interest then being accrued by the Company on its long-term debt, as determined from time to time by the Controller of the Company.

     (b) Changes in Earnings Elections. For periods ending on or before December 31, 1998, a Participant may change his or her earnings election as of the first business day of any calendar month by delivering to the Participant's Employer, at such time as may be specified by the Committee, a revised earnings election. For periods beginning on or after January 1, 1999, a Participant may change his or her earnings election at any time. A revised earnings election may apply to the then balance of a Participant's Account, to the future amounts to be credited thereto on account of the Participant's election(s) under this Plan or both. Notwithstanding the preceding to the contrary, a Participant shall not be entitled to make an earnings election with respect to amounts credited to the Participant's Employer Account on or after (i) with respect to a Participant who is an officer or on the executive payroll of an Employer, October 1, 1998, and
     (ii) with respect to any other Participant, January 1, 1999.

                                   ARTICLE VI

                                 Distributions

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     6.1  Distributions Commencing On or After January 1, 1999.

     (a) Automatic Form. Distribution of a Participant's Accounts shall be made in a single lump sum as soon as practicable following the Participant's termination of employment for any reason, including retirement, but no later than 30 days after the date of such termination of employment. The termination of employment of any Participant who is receiving severance benefits under a plan of an Employer shall be deemed to occur on the last day of the period for which severance benefits are paid.

     (b) Election to Receive Installment Payments. Any Participant the value of whose Accounts is anticipated to be at least $5,000 as of the date of his or her termination of employment may elect to receive distribution of his or her Accounts in up to 15 annual installments in lieu of receiving payment in a lump sum by filing an election with the Committee in such form as the Committee may permit; provided that such election must be made at least one year prior to the date the Participant's employment terminates and provided further, that in the case of a Participant whose termination of employment occurs prior to December 31, 1999, such election may be made within 30 days after such Participant's termination of employment but shall not become effective until the first day of the calendar year which begins after the date which is 12 months after the date of such election. Notwithstanding the preceding, any Participant who, as of the date his employment terminates, has not filed an election to receive distribution of his Accounts in installments may elect installment payments commencing in the year of termination; provided that such Participant has also elected to begin receiving a distribution of his accrued benefit under the ESIP in installment payments. In such case, distribution of his Excess Savings Plan Accounts shall be made at the same time and over the same period as the distribution of his ESIP accounts.

     (c) Timing and Amount of Installment Payments. Installment payments shall be made annually as soon as practicable after such annual payment date as the Participant shall specify in his or her election. The amount of each installment payment shall be determined:

     (i) for the year in which installment payments are to commence, by dividing the balance of the Participant's Accounts as of the last day of the of calendar year in which the Participant's employment terminates by the total number of installment payments to be made over the payment period elected (the "Installment Period");

     (ii) except as provided in clause (iii) below, for each subsequent calendar year, by dividing the balance of the Participant's Accounts as of December 31 (but subtracting from such balance the amount of the installment payment to be made on the next following January 1) by the total number of payments remaining to be made in the Installment Period (excluding the installment payment to be made on the next following January 1); and

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     (iii) for the final calendar year in which installment payments are to be made, by dividing the balance of the Participant's Accounts as of the payment date by the number of payments remaining to be made in the Installment Period (including the installment payment which is then being made);

     provided, however, (I) if an installment payment calculated under subparagraph (i) above is to commence on January 1, such installments shall continue until the second succeeding January 1, (II) no installment shall exceed the balance of the Participant's Accounts immediately before the date of payment, and (III) the final installment shall be equal to the then remaining balance of the Participant's Accounts.

          6.2 Distributions Commencing Before December 31, 1998. Distribution of the balance of a Participant's Accounts commencing prior to December 31, 1998 shall be calculated in the manner specified in paragraph 6 of the Plan as in effect prior to this amendment and restatement, and shall be made at the time and in the manner specified below:

     (a) Retirement or Disability. If a Participant's employment terminates under circumstances entitling the Participant to a normal or early retirement pension under the Commonwealth Edison Company Service Annuity System or on account of the Participant's "disability" as defined therein, and as of the date of such termination the balance of the Participant's Accounts is at least $25,000, the balance of the Participant's Accounts shall be distributed to the Participant in installments, payable on or about the first day of each calendar quarter commencing with the first calendar quarter beginning after the date on which the Participant's employment terminates and continuing for fifteen years (the "Installment Period"). Notwithstanding the foregoing, a Participant may elect to have such installments payable over ten years or five years, computed in the same manner as installments payable over 15 years, or to have the balance of his or her Account distributed in a single lump sum as of the first day of the calendar quarter next following the date the Participant's employment terminates.

     (b) Other Distributions. If a Participant's employment shall terminate for any reason other than those described in Section 6.2(a) or on account of death, or if, as of the date of a Participant's termination of employment, the balance of the Participant's Accounts is less then $25,000, the balance of the Participant's Accounts shall be distributed to the Participant in a lump sum as soon as is practicable after the last day of the calendar quarter coinciding with or next following such termination of employment.

     6.3 Distributions in the Event of Death. If a Participant's employment is terminated on account of the Participant's death, the balance of the Participant's Accounts shall be distributed to the Participant's beneficiary determined pursuant to Section 6.4 in a single lump sum as soon as practicable following the end of the first calendar quarter coinciding with or next following the Participant's death. If a Participant dies after installment distributions have begun to be made, such installment distributions shall continue to the Participant's beneficiary determined pursuant to Section 6.4.



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     6.4 Beneficiaries. If a Participant shall die while any amount remains credited to the Accounts established on his behalf pursuant to Article V of this Excess Savings Plan, such amounts shall be paid as provided in Section 6.3 hereof to the beneficiary or beneficiaries designated by the Participant in writing delivered to the Committee. Any Participant may revoke or change his or her beneficiary designation at any time in writing delivered to the Committee. If a Participant does not designate a beneficiary under this Excess Savings Plan, or if no designated beneficiary survives the Participant, the balance of his or her Accounts shall be paid to the person or persons entitled to his or her accrued benefit under the terms of the ESIP (or who would be so entitled if there were then an amount remaining unpaid under the ESIP).

     6.5 Withholding. Notwithstanding any provision of this Excess Savings Plan to the contrary, amounts payable hereunder shall be reduced by any amounts required to be deducted or withheld by the Company under federal or state law, including income tax withholding.

     6.6 Facility of Payment. Whenever and as often as any Participant entitled to payments under the Excess Savings Plan shall be incompetent or, in the opinion of the Committee would fail to derive benefit from distribution of funds under the Excess Savings Plan, the Committee, in its sole and exclusive discretion, may direct that any or all payments hereunder be made (a) directly to or for the benefit of such Participant, (b) to the Participant's legal guardian or conservator; or (c) to relatives of the Participant. The decision of the Committee in such matters shall be final, binding and conclusive upon each Employer and Participant and every other person or party interested or concerned. An Employer and the Committee shall not be under any duty to see to the proper application of such payments made to a Participant, conservator, guardian or relatives of a Participant.


                                  ARTICLE VII

                         Application of ERISA, Funding

     7.1 Application of ERISA. Amounts deferred pursuant to an election made under Section 4.1 of the Excess Savings Plan are intended to be an excess benefit plan within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Amounts deferred pursuant to an election made under Section 4.2 are intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a) (3) and 401 (a) (1) of ERISA and Department of Labor Regulation Section 2520.104-23.

     7.2 Funding. The Excess Savings Plan shall not be a funded plan, and neither the Company nor any of the Employers shall be under any obligation to set aside any funds for the purpose of making payments under this Excess Savings Plan. Any payments hereunder shall be made out of the general assets of the Company and the Employers.



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     7.3 Trust. The Company shall establish a trust for the purpose of administering assets of the Company and the Employers to be used for the purpose of satisfying their obligations under the Excess Savings Plan and those obligations formerly under the MDCP which have been herein assumed by the Company. Any such trust shall be established in such manner so as to be a "grantor trust" of which the Company is the grantor, within the meaning of section 671 et. seq. of the Code. The existence of any such trust shall not relieve the Company or any Employer of their liabilities under the Excess Savings Plan, but the obligation of the Company and the Employers under the Excess Savings Plan shall be deemed satisfied to the extent paid from the trust.

                                  ARTICLE VIII

                                 Administration

     8.1 Committee. The Excess Savings Plan shall be administered by the administrative committee created under the ESIP (the "Committee"). The Committee shall have the same duties and powers and shall be subject to the same limitations as those applicable to the Committee under Article 11 of the ESIP. The Committee shall have no power to add to, subtract from or modify any of the terms of the Excess Savings Plan, or to change or add to any benefits provided under the Excess Savings Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Excess Savings Plan. The Committee's decisions in any matter involving the Excess Savings Plan shall be final, binding and conclusive.

     8.2 Administration. The provisions of Article 11 of the ESIP (other than Sections 11.3 and 11.7) are hereby incorporated by reference, and shall be applicable as if such provisions were set forth herein.

     8.3 Expenses. All costs and expenses incurred in administering the Excess Savings Plan, including the expenses of the Committee, the fees of counsel and any agents of the Committee and other administrative expenses shall be paid by the Company and the Employers. The Committee, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense which is to be borne by the Company or a particular Employer.


                                   ARTICLE IX

                           Amendment and Termination

     Amendment and Termination. The Company intends to maintain the Excess Savings Plan indefinitely. However, the Excess Savings Plan shall be subject to the same reserved powers of amendment and termination by the Company or such senior officer to whom it has delegated its amendment authority as the ESIP (without regard to any limitations imposed on such powers by the Code or ERISA), except that no such amendment or termination shall reduce or otherwise adversely affect the rights of


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Participants in respect of amounts accrued hereunder as of the date of such amendment or termination without their written consent.


                                   ARTICLE X

                                 Miscellaneous

     10.1 FICA Taxes. For each calendar year in which a Participant's Compensation is reduced pursuant to this Excess Savings Plan, his or her Employer shall withhold from the Participant's compensation which is not deferred pursuant to an election made hereunder the taxes imposed under Section 3121 of the Code in respect of amounts credited to the Participant's Accounts for such year.

     10.2 Nonassignment of Benefits. Notwithstanding anything contained in the ESIP to the contrary, it shall be a condition of the payment of benefits under this Excess Savings Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, amounts otherwise provided hereunder shall cease to be payable to any person.

     10.3 No Guarantee of Employment. Nothing contained in this Excess Savings Plan shall be construed as a contract of employment between any Employer and any employee or as conferring a right on any employee to be continued in the employment of any Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.

     10.4. Adoption by Employers. Any business entity which is or becomes an "Employer" under the ESIP may, with the consent of the Company, become an Employer under this Excess Savings Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the date for which this Excess Savings Plan shall be effective with respect to the employees of such business entity.

     10.5 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and singular the plural.

     10.6 Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Excess Savings Plan, the text shall control.

     10.7 Invalidity. If any provision of this Excess Savings Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Excess Savings Plan shall be enforced and construed as if such provisions, to the extent invalid or unenforceable, had not been included.


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     10.8 Successors and Assigns. The provisions of the Excess Savings Plan shall bind and inure to the benefit of the Company and each Employer and their successors and assigns, as well as each Participant and his successors.

     10.9 Law Governing. Except as provided by any federal law, the provisions of the Excess Savings Plan shall be construed in accordance with and governed by the laws of the state of Illinois.


     EXECUTED this 30th day of September, 1998.


                                        COMMONWEALTH EDISON COMPANY


                                        By: ___________________________________
                                                      S. Gary Snodgrass
                                                      Senior Vice President

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